UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 8, 2004

Hartman Commercial Properties REIT

(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or other jurisdiction of incorporation or organization)	000-50256 (Commission File Number)	76-0594970 (I.R.S. Employer Identification No.)

1450 West Sam Houston Parkway North, Suite 100
Houston, Texas 77043
(Address of principal executive offices)
(Zip Code)

(713) 467-2222
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing in intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets
Item 9.01 Financial Statements and Exhibits
SIGNATURE

Item 2.01 Completion of Acquisition or Disposition of Assets

     On September 8, 2004, the Registrant purchased a retail shopping center containing approximately 95,032 rentable square feet located on an approximately 8.66-acre tract of land in Houston, Texas (“Stafford Plaza”). The total purchase price of Stafford Plaza was $8.9 million, plus closing costs. The purchase price for the transaction was determined through negotiations between STPL Associates LP, the seller, and the Registrant. In evaluating Stafford Plaza as a potential acquisition and determining the appropriate amount of consideration to be paid by the Registrant, a variety of factors were considered, including the amount of rental income, expected capital expenditures, costs of maintenance, location, environmental issues, demographics, tenant mix, quality of tenants, length of leases, price per square foot, and occupancy. Hartman Management, L.P., which is the Registrant’s advisor, believes that Stafford Plaza is well located, has acceptable roadway access, attracts high-quality tenants, is well maintained and has been professionally managed. STPL Associates LP is not affiliated with the Registrant, Hartman REIT Operating Partnership, L.P., Hartman REIT Operating Partnership II, L.P., or Hartman Management, L.P.

     Stafford Plaza, which was built 1974, includes among its major tenants The TJX Companies, Inc., Blockbuster, Inc. and Exxon Mobil Corporation.

     The TJX Companies, Inc. is a publicly traded Delaware corporation that owns the two largest off-price clothing retailers in the United States: T.J. Maxx and Marshall’s. The company recently reported one-year growth of 11.2 percent and one-year net income growth of 13.8 percent. The company is traded on the New York Stock Exchange (“NYSE”) under the symbol “TJX.” The annual base rent payable under the TJX lease is $ 7.50 per rentable square foot. The lease expires on January 31, 2008, and TJX has an option to extend its lease for a period of 15 years.

     Blockbuster, Inc. is a publicly traded Delaware corporation and, according to its public filings, is the world’s largest video rental chain with approximately 8,500 company-owed or franchised stress in 28 countries (about 70% are located in the United States). The company reports that it rents more than a billion videos, DVDs and video games each year. The company is traded on the NYSE under the symbol “BBI.” The annual base rent payable under the Blockbuster lease is $11.00 per rentable square foot. The lease expires on December 31, 2005, and Blockbuster has an option to extend its lease for a period of five years.

     Exxon Mobil Corporation is a publicly traded New Jersey corporation engaged in the energy and petrochemical business. Through its divisions and affiliated companies, Exxon Mobil operates or markets products in the United States and approximately 200 other countries and territories. The company’s principal business is energy, involving exploration for, and production of, crude oil and natural gas, manufacture of petroleum products and transportation and sale of crude oil, natural gas and petroleum products. The company is traded on the NYSE under the symbol “XOM.” The annual base rent payable under the Exxon Mobil lease is $19.84 per rentable square foot. The lease expires on June 30, 2022, and Exxon Mobil has an option to extend its lease for a period of 20 years.

     The current aggregate annual base rent for all tenants in Stafford Plaza is approximately $856,029.

Item 9.01 Financial Statements and Exhibits

     (a) Financial Statements of Business Acquired.

     Because it is impracticable to provide the required financial statements for the acquired real property described above at the time of this filing, and no financial statements (audited or unaudited) are available at this time, the Registrant hereby confirms that the required financial statements will be filed on or before November 22, 2004, by amendment to this Form 8-K, which date is within the period allowed to file such an amendment.

     (b) Pro Forma Financial Information.

     See Paragraph (a) above.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Hartman Commercial Properties REIT
Dated: September 14, 2004	By:	/s/ Robert W. Engel Name: Robert W. Engel Title: Chief Financial Officer